Exhibit 10.3

May 19, 2023

Abigail Jenkins

President & Chief Executive Officer
116 Huntington Avenue, 7th Floor

Boston, MA 02116

Re: Special Transaction Bonus

Dear Abbey:

In recognition of the critical role you have played with Gamida Cell Inc. (the “Company”) and will continue to play in the Company’s (or its affiliate, Gamida Cell Ltd.’s) efforts to consummate either (x) an exclusive license agreement with a third party to commercialize Omisirge® (omidubicel-onlv), or (y) a Merger/Sale (as such term is defined under the Company’s 2017 Share Incentive Plan (as amended)) (each of (x) and (y), a “Corporate Transaction”), we are pleased to offer you the opportunity to earn a special transaction bonus of Two Hundred Eighty-Seven Thousand Five Hundred Dollars ($287,500.00), less applicable withholdings (the “Special Transaction Bonus”).

Therefore, if you are employed by the Company in good standing on the date the Company or its affiliate, Gamida Cell Ltd., closes a Corporate Transaction (the “Closing Date”), then within 60 days after the Closing Date, the Company or the Acquirer (if applicable) will pay you the Special Transaction Bonus. For the avoidance of doubt, if you resign from the Company or are terminated by the Company for Cause, in each case prior to the Closing Date, then you will not be eligible to receive, and will not be paid, any portion of the Special Transaction Bonus.

For purposes of this letter, “Cause” for termination will mean: (a) your commission of any felony or crime involving dishonesty; (b) your participation in any fraud against the Company or an Acquirer; (c) material breach of your duties to the Company or an Acquirer; (d) your persistent unsatisfactory performance of job duties after written notice from the your supervisor or manager and a reasonable opportunity to cure (if deemed curable); (e) your intentional damage to any property of the Company or an Acquirer; (f) your misconduct, or other violation of Company or Acquirer policy that causes harm; (g) your breach of any written agreement with the Company or an Acquirer; or (h) conduct by you which in the good faith and reasonable determination of the Company or an Acquirer demonstrates gross unfitness to serve.

For purposes of this letter, an “Acquirer” shall mean the acquiring company in any Merger/Sale, as such term is defined under the Company’s 2017 Share Incentive Plan (as amended).

Please note that this letter relates only to the terms and conditions under which the Special Transaction Bonus may become earned and payable to you and does not constitute a guarantee of employment for any specified period of time or modify any other aspects of your employment terms and conditions, including your at-will employment. This Special Transaction Bonus shall not affect any other bonuses for which you are eligible.

Thank you again for your hard work and for continuing to make Gamida Cell a successful company.

Sincerely,

Gamida Cell Inc.

By:	/s/ Shawn Tomasello
Shawn Tomasello
Chairwoman of the Board

By my signature below, I accept all the terms of the Special Transaction Bonus offer set forth herein.

/s/ Abigail Jenkins
Abigail Jenkins

5/19/2023

Date